Exhibit 99.4

We are excited to announce that Kindred’s Board of Directors approved a definitive agreement under which Kindred will be acquired by a consortium of three companies: TPG Capital, Welsh, Carson, Anderson & Stowe (“WCAS”) and Humana. The transaction will create two separate, privately-held companies. In connection with the acquisition of Kindred, our home health, hospice and community care businesses will be separated into a new company (“Kindred at Home”) with the remaining businesses forming a new specialty hospital company (“Kindred Healthcare”). Under the terms of the agreement, Kindred at Home will be owned 40 percent by Humana, with the remaining 60 percent owned by TPG and WCAS. TPG and WCAS will own Kindred Healthcare. This transaction is expected to close in the summer of 2018.

We understand that an announcement like this can cause anxiety and uncertainty, particularly when the expected closing date is many months away. Be assured that we are committed to communicating with you as frequently and transparently as possible throughout the process of completing the transaction.

We know you will have a lot of questions about the transaction and what it means for you. Although we are still in the early stages of finalizing details of the transaction, we want to take this opportunity to provide answers to some questions that are likely top of mind for you and your colleagues.

Please take a moment to review the answers listed below. We look forward to providing more details about these important topics and answering any other questions you may have as the transaction progresses. In the meantime, if you have any questions, please email

MovingForward@Kindred.com and we will try to answer your question in a future round-up of frequently asked questions.

Throughout the course of the transition, we do not anticipate any disruptions to our day-to-day operations, so it should be business as usual for you. We appreciate your remaining focused on delivering outstanding care to our patients and family members, and we thank you for your continued hard work and dedication. We look forward to sharing more information with you soon.

FREQUENTLY ASKED QUESTIONS

Q.	Why is the Company going private?

A.	With Kindred becoming two private companies, each company will have greater financial and operational flexibility to better pursue their own unique vision as providers, innovators and post-acute benefits managers. Because private companies can focus on long-term growth instead of publicly reporting quarterly performance, the two new companies will offer new opportunities for each to reinvest, innovate and deliver the post-acute solutions that our patients and partners expect and require within an evolving healthcare system.

Q.	What does this transaction mean for Kindred’s integrated care strategy?

A.	This is a natural evolution of our integrated care strategy as it will create a unique platform to meet the needs of patients and their families while driving Kindred’s continued growth.

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Kindred has made great strides testing, deploying and modifying our integrated care strategy in a rapidly changing healthcare environment. This transaction represents a significant opportunity to evolve our integrated care approach to better position all of the Company’s service lines to be even more successful in the future.

Specifically, the transaction will create a unique partnership with one of the nation’s largest Medicare Advantage companies, Humana, which will tap into Kindred’s post-acute provider platform to manage care for people living with chronic conditions — the exact population that we’ve been caring for throughout our continuum and through our Continue the Care strategy. Importantly, a strong connection will remain between our service lines from hospital to home into the future.

In addition, with the launch of the recently formed Kindred Innovations, we are poised to deploy within Kindred and externally a suite of post-acute solutions to providers and payers to fill gaps in care and offer patients a seamless experience. Kindred Innovations will draw upon the many lessons learned through our integrated care strategy – including leveraging the amazing work of our Contact Center – to create a market leading post-acute benefits manager.

Q.	What changes will Kindred patients notice?

A.	Our patients will see no change in the care delivered to them each day. Providing quality and compassionate care is the foundation of what we do. It is important for all of us to focus on the importance of continuing to deliver quality services to the patients and families we serve.

Q.	What changes will Kindred employees experience?

A.	At the field level, we expect there will be little to no change. At this early stage we do not yet know the effect on support-level positions, but we expect that the separation into two new companies will create exciting opportunities for many of our employees. A team consisting of members of Kindred leadership as well as leaders from our other partners in this transaction is hard at work to determine how best to position these two new companies for success.

Q.	Will I have to reapply for my job?

A.	We do not anticipate that anyone will be required to reapply for their current position.
Q.	What should I do during the transition?

A.	It is business as usual for all of us at Kindred and your responsibilities will not change. Please continue to act with the same dedication and focus that you always have as you deliver compassionate care to your patients and support your fellow colleagues.

Q.	Will my salary or pay rate change?

A.	We do not anticipate changes to base salaries or pay rates following the close of the transaction.

Q.	Will I retain my seniority after the transaction closes?

A.	Yes, your current tenure will continue following the close of the transaction, and you will retain your seniority.

Q.	Will my benefits change?

A.	Pending completion of the transaction, we anticipate employee benefits plans, including healthcare, 401(k) and PTO, to remain largely unchanged throughout 2018. Both new companies will provide their own benefit plans during the 2019 open enrollment season.

Q.	Will my title change?

A.	We anticipate that titles will remain unchanged through the close of the transaction. Once the post-close company structure is finalized, there may be role/ title harmonization initiatives in the future that could result in changes to some titles.

Q.	What happens between now and the official close of the transaction?

A.	In nearly every respect, it will be business as usual. We will keep you updated on important decisions and milestones as the transaction progresses in future issues of Moving Forward. In the meantime, you should continue to remain focused on what you do best – caring for our patients and family members, or providing support for your colleagues who provide care.

Q.	To whom should I direct any questions I have regarding the transaction?

A.	It is early in the process, and we do not yet have all of the answers, but please email any questions you may have to MovingForward@Kindred.com and we will work to address them as quickly and thoroughly as possible in future issues of Moving Forward.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” and other similar expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of Kindred’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of Kindred or its homecare business or hospital business; changes in healthcare and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in Kindred’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

Kindred will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed merger. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Kindred with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by Kindred with the SEC relating to the proposed merger for free by accessing Kindred’s website at www.kindred-healthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

Kindred and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Kindred’s stockholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about Kindred’s directors and executive officers in Kindred’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on May 25, 2017. You can obtain free copies of these documents from Kindred using the contact information above.